Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements, as listed below, of Cardinal Financial Corporation of our reports dated March 15, 2017, relating to the consolidated financial statements of Cardinal Financial Corporation and the effectiveness of internal control over financial reporting of Cardinal Financial Corporation, which appear in this Annual Report on Form 10-K, of Cardinal Financial Corporation for the year ended December 31, 2016.

Registration Statement No.	Form
333-210254	S-3
333-186133	S-3
333-174316	S-8
333-157183	S-3
333-134934	S-8
333-127395	S-8
333-111673	S-8
333-111672	S-8
333-106694	S-8

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 15, 2017